UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Tropicana Las Vegas Hotel and Casino, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

3801 Las Vegas Boulevard South

Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING TO BE HELD ON

May 3, 2010

To the Stockholders:

The Annual Meeting of Stockholders of Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation (the “Company”), will be held at Tropicana Las Vegas Hotel and Casino, located at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 3, 2010, at 9:00 a.m., Pacific Time, for the following purposes:

1. To elect a Board of Directors;

2. To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2010; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on March 24, 2010 are entitled to notice of and to vote at the meeting.  A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at the Company’s executive offices, located at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

By Order of the Board of Directors,

Alex Yemenidjian
Chairman of the Board, President
and Chief Executive Officer

April 14, 2010

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD.

Use of the enclosed envelope requires no postage for mailing in the United States.

Tropicana Las Vegas Hotel and Casino, Inc.

3801 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

April 14, 2010

GENERAL INFORMATION

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders of Tropicana Las Vegas Hotel and Casino, Inc.,  to be held at Tropicana Las Vegas Hotel and Casino, located at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 3, 2010, at 9:00 a.m., Pacific Time, and at any postponements or adjournments thereof.  Tropicana Las Vegas Hotel and Casino, Inc., together with its subsidiaries, is referred to herein as the “Company,” unless the context indicates otherwise.

Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein.  This Proxy Statement will be first mailed to stockholders on or about April 14, 2010.

Voting Rights and Outstanding Shares

Only stockholders of record of our Class A Common Stock and of our Class A Convertible Participating Preferred Stock, in each case, on March 24, 2010, the record date, will be entitled to vote at the meeting.  Each stockholder of record is entitled to one vote for each share of Class A Common Stock held on that date on all matters that may come before the meeting; provided, however, that a holder of record of shares of our Class A Convertible Participating Preferred Stock held on that date will be deemed, for the purposes of voting at the annual meeting, to be a holder of record as of such date of such maximum number of shares of Class A Common Stock into which such shares of our Class A Convertible Participating Preferred Stock would convert.  For the purposes of the meeting, holders of record of our Class A Common Stock and our Class A Convertible Participating Preferred Stock will vote as one class.  There is no cumulative voting in the election of directors.  The authorized capital stock of the Company presently consists of:  11,000,000 shares of Class A Common Stock; 5,182,808 shares of non-voting Class B Common Stock; and 1,295,702 shares of preferred stock.  At the close of business on March 24, 2010, only 4,487,485 shares of Class A Common Stock and 750,000 shares of our Class A Preferred Stock (convertible into an aggregate of 3,000,000 shares of Class A Common Stock as of the record date) were outstanding and entitled to vote.

You may vote in person by attending the meeting or by completing and returning a proxy by mail.  To submit your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

All shares represented by properly submitted proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies.  If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement and in favor of Proposal 2, as described herein.  By signing, dating and returning the enclosed proxy card, you will confer discretionary authority on the named proxies to vote on any matter not specified in the Notice of Annual Meeting.  Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.

Quorum and Votes Required

For the purposes of this section, references to shares of Class A Common Stock shall include shares of Class A Common Stock that would be issuable upon full conversion of shares of Class A Convertible Participating Preferred Stock.  The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Class A Common Stock is necessary to constitute a quorum at the meeting.  The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors.  The individuals nominated for election to the board of directors have been selected pursuant to the terms and conditions of that certain Stockholder’s Agreement, dated July 1, 2009 (the “Stockholders’ Agreement”), among each of our stockholders and us, and, under the terms of such Stockholders’ Agreement, each of our stockholders are obligated to vote for such nominees.  The affirmative vote of a majority of the shares of Class A Common Stock represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval of Proposal 2, assuming that a quorum is present or represented at the meeting.  A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect.  With respect to the other proposal, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted.  Accordingly, an abstention will have the same effect as a vote cast against a proposal.

How to Revoke or Change Your Vote

Any proxy given pursuant to this solicitation may be changed or revoked by delivering written notice of your revocation to the Secretary of the Company at any time before the annual meeting.  You may also revoke your proxy by attending the annual meeting and voting in person.

Multiple Stockholders Sharing the Same Address

In the future, the Company will send only one Annual Report and one Proxy Statement or notice of availability of these materials to stockholders who consented and who share a single address.  This is known as “householding.” However, if a registered stockholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement, he or she may contact the Company at Attn: Corporate Secretary, Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109.  Registered stockholders who receive multiple copies of the Company’s Annual Report or Proxy Statement or notice of availability of these materials may request householding by contacting the Company.  If you are interested in consenting to the delivery of a single copy of proxy materials (other than proxy cards), please complete and send an executed copy of the “Householding” consent form included with these proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on May 3, 2010

Upon the Company’s Registration Statement on Form 10, as amended, becoming effective, this Proxy Statement and the Company’s Annual Report, which this year is comprised of its Registration Statement on Form 10, as amended, will be available on the Company’s website at www.troplv.com under the caption “Investor Relations.”  In the future, in accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “Commission”), instead of mailing a printed copy of our proxy materials, we may furnish proxy materials on the internet.  In that case, we will mail you a Notice of Internet Availability of Proxy Materials that will instruct you how to access and review the information in the proxy materials.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A Common as of April 1, 2010 for:

•                  each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our directors and named executive officers as a group.

The information in the following table and related footnotes has been presented in accordance with the rules of the Commission. Under Commission rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is c/o Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

The calculations of beneficial ownership in this table are based on 4,487,485 shares of our Class A Common Stock and 750,000 shares of our Class A Convertible Participating Preferred Stock, convertible into 3,000,000 shares of Class A Common Stock (assuming an exchange ratio of 4:1), outstanding as of April 1, 2010 and 545,585 shares of our Class A Series 2 Convertible Participating Preferred Stock, convertible into 2,182,340 shares of Class A Common Stock (assuming an exchange ratio of 4:1), and 40,000 shares of Class A Common Stock issuable upon closing of our rights offering on or about April 12, 2010.

	Beneficial Ownership of Class A Common
	Shares	Percent
Principal Stockholders:
All stockholders party to the Stockholders’ Agreement(1)	9,709,825	100.0%
Tropicana Entertainment, LLC(2)	664,122	6.4%
Directors and Executive Officers:
Alex Yemenidjian(3)	9,709,825	100.0%
Timothy A. R. Duncanson(3)	9,709,825	100.0%
Judy K. Mencher(4)	0	—
John Redmond(4)	0	—
Joanne M. Beckett	0	—
Jerry L. Fox	0	—
Thomas J. McCartney	0	—
All Directors and Executive Officers as a Group (7 persons):	9,709,825	100.0%

Notes

(1)                                  All of our stockholders are a party to the Stockholders’ Agreement, which contains certain agreements as to voting. See “Transactions with Related Persons—Stockholders’ Agreement.” As a result, all of our stockholders may be deemed to be a group for the purposes of Section 13 of the Securities and Exchange Act of 1934, as amended, with each of such stockholders being deemed to have beneficial ownership of all of the shares owned by the group. However, except as otherwise noted, each of our stockholders disclaims beneficial ownership of shares of our capital stock not held directly by such stockholder. The table below shows the direct ownership (excluding the deemed beneficial ownership of shares held by other members of the group as a result of the Stockholders’ Agreement) of all of our stockholders of all outstanding shares of our capital stock. The outstanding shares of our capital stock include Class A Common Stock and Class A Convertible

Participating Preferred Stock. The table below also shows the direct ownership of Class A Common Stock assuming full conversion of all shares of Class A Convertible Participating Preferred Stock into Class A Common at an exchange ratio of 4:1. The exchange ratio may increase to the extent dividends on the Class A Convertible Participating Preferred Stock accrue and are unpaid.

We currently have no stock options, warrants or other rights outstanding that would give any of our stockholders the right to acquire voting or investment power over additional shares of our capital stock, other than the rights of holders of our Class A Convertible Participating Preferred Stock to convert their shares of Class A Convertible Participating Preferred Stock into shares of Class A Common Stock or our Class B Common Stock. Class B Common Stock, of which there are currently no outstanding shares, is identical in every respect to Class A Common Stock except that Class B Common Stock has no voting rights. Shares of Class A Common Stock may be converted at any time for an equal number of shares of Class B Common Stock, and vice versa. However, a holder of our shares of Class A Convertible Participating Preferred Stock or Class B Common Stock may only convert such shares into Class A Common Stock if such holder has received all necessary licenses, findings of suitability or other approvals from applicable Nevada gaming authorities.

Each references below to Class A Preferred includes both the outstanding shares of Class A Convertible Participating Preferred Stock and the shares of Class A Series 2 Convertible Participating Preferred Stock to be issued upon closing of our rights offering on or about April 12, 2010.

	Class A Common		Class A Preferred		Class A Common Assuming Full Conversion of Class A Preferred
	Shares	Percent	Shares	Percent	Shares	Percent
Trilliant Gaming Nevada Inc.(a) 421 Leader Street Marion, OH 43302	2,916,221	64.4%	1,049,659	81.0%	7,114,857	73.3%
The Foothill Group, Inc.(b) Attn: Nikhil Aggarwal 2450 Colorado Avenue, Suite 3000 Santa Monica, CA 90404-3575	502,800	11.1%	130,757	10.1%	1,025,828	10.6%
H/2 Special Opportunities Ltd.(c) c/o H/2 Capital Partners Attn: Peeter Muursepp 301 Tresser Boulevard, 6th Floor Stamford, CT 06901	290,833	6.4%	89,566	6.9%	649,097	6.7%
Embassy & Co. 1555 N. Rivercenter Drive, Suite 302 Milwaukee, WI 53212-3958	120,000	2.7%	—	—	120,000	1.2%
Aozora Bank Ltd. Attn: Naoki Sawa 3-1 Kudan-Minami 1-Chrome Chiyoda-Ku 102-8660 Tokyo, Japan	110,000	2.4%	—	—	110,000	1.1%
DeBello Investors LLC c/o Wexford Capital LLC Attn: Dante Domenichelli 411 W. Putnam Avenue Greenwich, CT 06830-6261	50,000	1.1%	14,070	1.1%	106,280	1.1%
Community Bank of Nevada Attn: Lisa Gardner 8945 W. Russell Road, Suite 300 Las Vegas, NV 89148-1227	100,000	2.2%	—	—	100,000	1.0%
Pacific Investment Management Company LLC(d) Attn: Bank Loan Accounting 840 Newport Center Drive Newport Beach, CA 92660	100,000	2.2%	—	—	100,000	1.0%
Fidelity ADV Series I Fidelity Advisors Floating Rate High Income Fund c/o Fidelity Investments Attn: Bank Debt Custody 82 Devonshire Street 21D Boston, MA 02109-3605	48,650	1.1%	—	—	48,650	*

	Class A Common		Class A Preferred		Class A Common Assuming Full Conversion of Class A Preferred
	Shares	Percent	Shares	Percent	Shares	Percent
State Street Bank & Trust(e) PO Box 5756 Boston, MA 02206-5756	20,000	*	4,553	*	38,212	*
Deutsche Bank(f) Attn: Nora Swithenbank, Shawn Powers, Vince Pham and Obaid Zubair 60 Wall Street New York, NY 10005-2858	37,761	*	—	—	37,761	*
Newcastle CDO IX I Ltd. c/o LaSalle Global Trust Services Attn: Michael C. McLoughlin 1345 Avenue of the Americas, Floor 20 New York, NY 10105-2203	30,000	*	—	—	30,000	*
MAC & Co. c/o Mellon Securities Trust Co. Receive Window C One Wall Street, Floor 3 New York, NY 10286-0001	10,000	*	2,813	*	21,252	*
Harch CLO III Limited c/o Harch Capital Management LLC Attn: Shawn Powers 621 NW 53rd Street, Suite 620 Boca Raton, FL 33487-8246	20,000	*	—	—	20,000	*
Pacific Select FN High YLD BND Attn: Candace Hendricks 700 Newport Center Drive Newport Beach, CA 92660-6307	20,000	*	—	—	20,000	*
Atlantis Funding Ltd. c/o The Bank of New York Mellon Attn: Myrta Calvillo 601 Travis Street Houston, TX 77002-3001	16,082	*	—	—	16,082	*
US Bank NA(g) Attn: Brenna Sears and Jessica Clark 1 Federal Street, 3rd Floor Boston, MA 02110-2003	14,000	*	—	—	14,000	*
CSAM Funding I c/o The Bank of New York Mellon Attn: Myrta Calvillo 601 Travis Street Houston, TX 77002-3001	10,069	*	846	*	13,453	*
Credit Suisse Candlewood Special Situations Master Fund Ltd. c/o CS Alternative Capital Inc. Attn: Peter Dowling 11 Madison Avenue New York, NY 10010-3643	10,069	*	846	*	13,453	*
General Electric Pension Trust c/o GE Asset Management Incorporated Attn: Nancy Garofalo 3001 Summer Street, Suite 5 Stamford, CT 06905-4321	13,000	*	—	—	13,000	*
Endurance CLO I Ltd. c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*	—	—	10,000	*
Light Point CLO 2004-1 (NY) c/o LaSalle Global Trust Services Attn: Aaron Cumbers 540 W. Madison Street Chicago, IL 60661-2591	10,000	*	—	—	10,000	*

	Class A Common		Class A Preferred		Class A Common Assuming Full Conversion of Class A Preferred
	Shares	Percent	Shares	Percent	Shares	Percent
Ocean Trails CLO I c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*	—	—	10,000	*
Ocean Trails CLO II c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*	—	—	10,000	*
WG Horizons CLO I c/o West Gate Horizons Advisors LLC Attn: Stacey Alexander 333 S. Grand Avenue, Suite 4100 Los Angeles, CA 90071-1571	10,000	*	—	—	10,000	*
Whitehorse V Ltd. c/o Ethan Underwood 200 Crescent Court, Suite 1414 Dallas, TX 75201-6960	10,000	*	—	—	10,000	*
Wells Capital Management Attn: Jamie M. Bocci 525 Market Street 10th Floor San Francisco, CA 94105-2718	2,500	*	1,773	*	9,592	*
Prospero CLO II BV c/o The Bank of New York Attn: Myrta Calvillo 601 Travis Street Houston, TX 77002-3001	8,000	*	—	—	8,000	*
EMSEG & Co. c/o Wells Fargo & Bank MN NA PO Box 1450 WF 9919 Minneapolis, MN 55845	2,500	*	702	*	5,308	*
Cumberland II CLO Ltd. c/o The Bank of New York Mellon 2 N. La Salle Street, Suite 1020 Chicago, IL 60602	5,000	*	—	—	5,000	*
Lehman Commercials Paper Inc. Attn: Julia Chang 1271 Avenue of the Americas 35th Floor New York, NY 10020-1401	5,000	*	—	—	5,000	*
Louisiana State Employees Retirement Fund c/o JPMorgan Asset Management Attn: Jennifer Ruppert 8401 United Plaza Boulevard Baton Rouge, LA 70809-7017	5,000	*	—	—	5,000	*

Total	4,527,485	100%	1,295,585	100%	9,709,825	100%

Notes

*                                         Represents holding percentage of less than 1%.

(a)                                  Consists of shares held by Onex Armenco Gaming I LP (1,854,332 shares of Class A Common Stock and 667,445 shares of Class A Preferred), Onex Armenco Gaming II LP (64,551 shares of Class A Common Stock and 23,234 shares of Class A Preferred), Onex Armenco Gaming III LP (68,670 shares of Class A Common Stock and 24,718 shares of Class A Preferred), Onex Armenco Gaming IV LP (44,088 shares of Class A Common Stock and 15,869 shares of Class A Preferred), Onex Armenco Gaming V LP (68,670 shares of Class A Common Stock and 24,718 shares of Class A Preferred), Onex Armenco Gaming VI LP (38,456 shares of Class A Common Stock and 13,841 shares of Class A Preferred), Onex Armenco Gaming VII LP (30,408 shares of Class A Common Stock and 10,944 shares of Class A Preferred), Onex Armenco Gaming IX LP (26,817 shares of Class A Common Stock and 9,652 shares of Class A Preferred) and Onex Armenco Gaming X LP (651,559 shares of Class A Common Stock and 234,520 shares of Class A Preferred) and Onex Armenco Gaming XI LP (68,670 shares of Class A Common Stock and 24,718 shares of Class A Preferred). Trilliant Gaming Nevada Inc. is the general partner of, and controls all voting and investment decision of, each of the Onex Armenco Gaming Entities. Each of Mr. Alex Yemenidjian, our Chairman, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming Nevada Inc., and together Messrs. Yemenidjian, Duncanson and Schwartz own 100% of the outstanding voting securities of Trilliant Gaming Nevada Inc.. A stockholders agreement among Messrs. Yemenidjian, Duncanson and Schwartz sets forth the rights of each of them with respect to control of Trilliant Gaming Nevada Inc. and, in turn, the securities of the Company owned by the Onex Armenco Gaming Entities. The Onex Armenco Gaming Entities were formed by entities affiliated with Onex Corporation. As a result, Trilliant Gaming Nevada Inc. and, in turn, Messrs. Yemenidjian, Duncanson and Schwartz, may be deemed to have beneficial ownership of the shares of Class A Common Stock held by the Onex Armenco Gaming Entities, but disclaim beneficial ownership of shares held by parties other than these entities. Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(b)                                 Foothill is a wholly-owned subsidiary of Wells Fargo & Company, or Wells Fargo, a diversified financial services company.  Wells Fargo may be deemed to have beneficial ownership of shares of our company held by Foothill.

(c)                                  H/2 Special Opportunities Ltd. is wholly-owned by H/2 Special Opportunities L.P.  By virtue of his status as the managing member of H/2 SOGP LLC, Spencer Haber may be deemed to be the beneficial owner of the shares of our company held directly by H/2 Special Opportunities Ltd., which shares may also be deemed to be beneficially owned by H/2 SOGP LLC and H/2 Special Opportunities L.P.

(d)                                 Consists of shares of Class A Common Stock held by Mayport CLO, Ltd. (10,000 shares), Pimco Floating Income Fund (50,000 shares), Pimco Cayman Bank Loan Fund (10,000 shares), Portolo CLO Ltd. (20,000 shares) and Southport CLO Ltd. (10,000 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(e)                                  Consists of shares held by Blazerman & Co. (5,000 shares of Class A Common Stock and 333 shares of Class A Preferred Stock), Cruiselake & Co. (7,500 shares of Class A Common Stock and 2,110 shares of Class A Preferred and Wateredge & Co. (7,500 shares of Class A Common Stock and 2,110 shares of Class A Preferred). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(f)                                    Consists of shares of Class A Common Stock held by Bridgeport CLO Ltd. (6,323 shares), Burr Ridge CLO Plus Ltd. (3,823 shares), Forest Creek CLO Ltd. (3,823 shares), Genesis CLO 2007-1 Ltd. (3,500 shares), Long Grove CLO Ltd. (5,000 shares), Market Square CLO Ltd. (3,823 shares), Marquette Park CLO Ltd. (3,823 shares), Rosemont CLO Ltd. (3,823 shares) and Schiller Park CLO Ltd. (3,823 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(g)                                 Consists of shares of Class A Common Stock held by Veritas CLO I Ltd. (6,000 shares) and Veritas CLO II Ltd. (8,000 shares). Each of these entities disclaims beneficial ownership of shares held by parties other than these entities.

(2)                                  Pursuant to the Tropicana Entertainment Warrant, Tropicana Entertainment has the right to acquire up to 664,122 shares of Class B Common Stock at any time on or prior to the earlier of (i) 5:00 pm, New York City time, on July 1, 2013, or (ii) a date on which we sell, lease, transfer or otherwise dispose of substantially all of our property, assets or business, another person or entity acquires all or substantially all of our shares of common stock or we consolidate with or merge with or into another person or entity or enter into a business combination with another person. Subject to receiving all necessary licenses, findings of suitability or other approvals from applicable Nevada gaming authorities, Tropicana Entertainment would thereafter be entitled to convert such shares of Class B Common Stock into shares of Class A Common Stock at any time. In addition, in order to exercise the Tropicana Entertainment Warrant, Tropicana Entertainment is required to become a party to the Stockholders’ Agreement. The address for Tropicana Entertainment is 3930 Howard Hughes Parkway, Fourth Floor, Las Vegas, NV 89169.

(3)                                  Includes the 2,916,221 shares of Class A Common Stock and 4,198,636 shares of Class A Common Stock issuable upon conversion of 1,049,659 shares of Class A Preferred beneficially owned by Trilliant Gaming Nevada Inc. (see Note 1(a) above). The remaining shares of Class A Common Stock indicated as being beneficially owned by Messrs. Yemenidjian and Duncanson are shares of Class A Common Stock and shares of Class A Common Stock issuable upon the conversion of shares of Class A Convertible Participating Preferred Stock held by other parties to the Stockholders’ Agreement (see Note 1 above), which shares Messrs. Yemenidjian and Duncanson disclaim beneficial ownership of.

(4)                                  Each of Ms. Judy K. Mencher and Mr. John Redmond was elected pursuant to the terms of the Stockholders’ Agreement, with Mr. Redmond being an independent director designated by OCP I LP, Onex Corporation and their affiliates, or the Onex Stockholders, and Ms. Mencher being an independent director appointed by our major stockholders, defined as stockholders (other than Onex Corporation) with beneficial ownership of more than 5% of the outstanding shares of our capital stock (see “Transactions with Related Persons—Stockholders’ Agreement—Board of Directors”). Each of Ms. Mencher and Mr. Redmond qualifies as an independent director under the rules promulgated by the New York Stock Exchange. None of Ms. Mencher or Mr. Redmond holds any shares of Class A Common Stock directly, and each disclaims beneficial ownership of any shares of Class A Common Stock beneficially owned by any of our company’s stockholders, including, with respect to Mr. Redmond, the Onex Stockholders.

ELECTION OF DIRECTORS

Proposal No. 1

Information Concerning the Directors, Nominees and Executive Officers

One of the purposes of the meeting is to elect four directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified or until his or her earlier resignation or removal.  Pursuant to the our Bylaws, the number of directors is fixed at five.  Sergio Zyman, who was an independent director designated by the Onex Stockholders (as defined) pursuant to the Stockholders’ Agreement, resigned from the Board of Directors on March 12, 2010 and is not standing for re-election.   Pursuant to the Stockholders’ Agreement, OCP I LP, Onex Corporation or any of their respective affiliates (collectively, the “Onex Stockholders”) currently has the right to designate three members to the Board of Directors, including the position previously occupied by Mr. Zyman.  The Onex Stockholders are engaged in a search for a qualified individual to replace Mr. Zyman, and when such individual has been selected, he or she will be appointed to the Board of Directors in accordance with the Stockholders’ Agreement and our Bylaws.

The following information is provided with respect to the directors, nominees and executive officers as of April 1, 2010.  All of the nominees listed below were elected as directors by the stockholders pursuant to the Stockholders’ Agreement.

Name	Age	Position(s)
Alex Yemenidjian	54	Chairman of the Board, Chief Executive Officer and President, and Nominee
Timothy A. R. Duncanson	42	Director and Nominee
Judy K. Mencher	53	Director and Nominee
John Redmond	51	Director and Nominee
Joanne M. Beckett	49	Vice President, General Counsel and Corporate Secretary
Jerry L. Fox	44	Vice President and Chief Financial Officer
Thomas J. McCartney	57	President, Tropicana Las Vegas, Inc.

Alex Yemenidjian is our Chairman of the Board, Chief Executive Officer and President and has served as such since our company was founded in June 2009. Mr. Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private holding company, since January 2005. He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a video and theatrical production and distribution company, from April 1999 until April 2005 and was a director thereof from November 1997 until April 2005. Mr. Yemenidjian also served as a director of MGM MIRAGE (formerly MGM Grand, Inc.), a hospitality and gaming company, from 1989 until 2005. Mr. Yemenidjian is currently a director and chairman of the compensation committee of Guess?, Inc., an apparel and accessory design, marketing, distribution and licensing company, a director and chairman of the audit committee of Regal Entertainment Group, a public company that owns and operates multi-screen movie theaters, and a trustee of Baron Investment Funds Trust and Baron Select Funds, mutual funds. Mr. Yemenidjian has a bachelor degree in business administration and accounting from California State University, Northridge and a masters degree in business taxation from the University of Southern California.  Pursuant to the terms and conditions of the Stockholders’ Agreement, as long as Mr. Yemenidjian remains the Chief Executive Officer of our company, the Board Directors must nominate, and the stockholders must elect, Mr. Yemenidjian as a director of our company.  Therefore, the Stockholders’ Agreement does not provide for any discretion on the part of the Board of Directors in nominating, or our stockholders in electing, Mr. Yemenidjian as a director.

Timothy A. R. Duncanson was appointed to our board of directors in June 2009 and serves as the chairman of our compensation and governance committee. Since January 2005, Mr. Duncanson has served as a managing director at Onex Corporation, a private equity investment and asset management company, and serves on the board of directors of several privately-held companies owned by Onex Corporation. Prior to joining Onex Corporation in 1999, Mr. Duncanson was an associate at Lazard Feres & Co LLC, an investment bank, and an investment analyst at Mutual Asset Management, a money management firm. Mr. Duncanson is a chartered financial analyst and has an honors degree in history from Huron University and has masters degrees in public policy and business administration from Harvard Business School.  Mr. Duncanson was selected as a nominee by the Onex Stockholders pursuant to the terms and conditions of the Stockholders’ Agreement.  Pursuant to the terms of the Stockholders’ Agreement, the Board Directors must nominate, and the stockholders must elect, Mr. Duncanson as a director of our company.  Therefore, the Stockholders’ Agreement does not provide for any discretion on the part of the Board of Directors in nominating, or our stockholders in electing, Mr. Duncanson as a director.

Judy K. Mencher was appointed to our board of directors in June 2009. Ms. Mencher is a co-founder of DDJ Capital Management, a high yield, special situations and distressed investment manager, and has been a principal at DDJ Capital Management since 1996. Ms. Mencher has served on the board of a number of private companies owned by DDJ Capital Management. Prior to co-founding

DDJ Capital Management, Ms. Mencher was a vice president and associate general counsel at Fidelity Investments, a financial services firm, from 1990 until 1996 and a partner at the law firm Goodwin Procter LLP from 1983 until 1990. Ms. Mencher serves on the board of directors of several private companies. Ms. Mencher has a bachelor degree in economics from Tufts University, a law degree and a masters degree in business administration from Boston University. Ms. Mencher was selected as a nominee by the non-Onex Stockholders pursuant to the terms and conditions of the Stockholders’ Agreement.  Pursuant to the terms of the Stockholders’ Agreement, the Board Directors must nominate, and the stockholders must elect, Ms. Mencher as a director of our company.  Therefore, the Stockholders’ Agreement does not provide for any discretion on the part of the Board of Directors in nominating, or our stockholders in electing, Ms. Mencher as a director.

John Redmond was appointed to our board of directors in June 2009 and serves as the chairman of our audit committee. Mr. Redmond most recently served as president and chief executive officer of MGM Grand Resorts, LLC, a hospitality and gaming company, from 2001 until August 2007, and was a member of the board of directors for its parent company MGM MIRAGE. During his time at MGM MIRAGE and its subsidiaries from 1996 until August 2007, Mr. Redmond at various times held other leadership positions including co-chief executive officer of MGM MIRAGE, chief operating officer of The Primadonna Company, senior vice president of MGM Grand Development, Inc. and chairman of the board and director of MGM Grand Detroit, LLC. Prior to 1996, Mr. Redmond was senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn hotel-casinos. Mr. Redmond currently serves on the board of directors of Allegiant Travel Company, a regional scheduled and charter airline company based in Nevada, and Vail Resorts Inc., the owner of Vail ski resort. Mr. Redmond has a bachelor degree in accounting from the University of San Diego and is a Certified Public Accountant. Mr. Redmond was selected as a nominee by the Onex Stockholders pursuant to the terms and conditions of the Stockholders’ Agreement.  Pursuant to the terms of the Stockholders’ Agreement, the Board Directors must nominate, and the stockholders must elect, Mr. Redmond as a director of our company.  Therefore, the Stockholders’ Agreement does not provide for any discretion on the part of the Board of Directors in nominating, or our stockholders in electing, Mr. Redmond as a director.

Joanne M. Beckett has served as our Vice President, General Counsel and Corporate Secretary since June 2009. Prior to assuming this position, Ms. Beckett served as the senior vice president and general counsel at FX Luxury LLC, a company pursuing real estate and attraction-based projects, from February 2008 until June 2009, as senior vice president and general counsel of Golden Nugget, Inc., a hospitality and gaming company, from 1990 until February 2008 and as an associate at the law firm of Jolley, Urga, Wirth & Woodbury from 1986 until 1990. Ms. Beckett has a bachelor degree from the University of California, Irvine and a law degree from Pepperdine University.

Jerry L. Fox has served as our Vice President and Chief Financial Officer since June 2009, after originally joining Tropicana Las Vegas as Vice President of Finance in November 2008. Prior to joining our company, Mr. Fox served as Chief Financial Officer of Cypress Bayou Casino in Charenton, Louisiana from January 2007 until November 2008. From January 2006 until August 2006, Mr. Fox served as Director of Finance at the Red Rock Resort in Las Vegas, Nevada. From 1999 until October 2005, Mr. Fox was employed by Caesars Entertainment, Inc. (subsequently Harrah’s Entertainment, Inc.) and served as the Vice President of Finance for three properties (Bally’s Las Vegas Hotel & Casino, Paris Las Vegas, and Rio Hotel and Casino). Mr. Fox has a bachelor degree in finance from Santa Clara University and masters degrees in business administration and hotel administration from the University of Nevada, Las Vegas.

Thomas J. McCartney was appointed to serve as President of our subsidiary, Tropicana Las Vegas, Inc., in December 2009. Prior to assuming this position, Mr. McCartney served as president and chief executive officer of Planet Hollywood Resort and Casino, in Las Vegas, Nevada, from January 2009 until December 2009. Prior to joining Planet Hollywood Resort and Casino, Mr. McCartney served in various leadership roles at MGM MIRAGE from 1996 until January 2009, most recently as an executive vice president of Luxor Hotel and Casino in Las Vegas, Nevada from March 2004 until January 2009. From 1990 until 1996, Mr. McCartney was the associate vice president of hotel operations at Caesars Atlantic City, a hotel and casino owned by Harrah’s Entertainment, Inc., a hospitality and gaming company. Mr. McCartney received an associate degree in Hotel Management from Teikyo Post University in Waterbury Connecticut.

Section 16(a) Beneficial Ownership Reporting Compliance

Upon our Registration Statement on Form 10, as amended, becoming effective, Section 16(a) of the Exchange Act will require our executive officers and directors and the holders of more than 10% of our Class A Common Stock to file reports of ownership of the Class A Common Stock with the SEC. Executive officers, directors and such holders will be required to furnish us with copies of all Section 16(a) forms that they file.  Because none of our securities were registered under Section 12 of the Securities Exchange Act during the fiscal year ended December 31, 2009, none of our executive officers, directors, nor holders of our securities were required to make Section 16 filings during such fiscal year.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

The Board of Directors has adopted an Amended and Restated Code of Business Conduct and Ethics (the “Base Code of Conduct”) that applies to all of our directors and officers, including our senior financial officers, and other employees.  In addition, the Audit Committee has adopted a Supplement to the Base Code of Conduct (the “Supplement” and, together with the Base Code of Conduct, the “Code of Conduct”) for senior financial officers with respect to full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Commission and in other public communications made by us.  The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability.  Upon our Registration Statement on Form 10, as amended, becoming effective, the Code of Conduct and amendments and waivers thereto that would otherwise be reportable in a Current Report on Form 8-K will be posted on our website at www.troplv.com under the caption “Investor Relations.”   The Base Code of Conduct is provided to all new directors, new officers, including new senior financial officer, and other new employees and the Supplement is provided to all new senior financial officers, in each case, each of whom is required to acknowledge in writing his or her receipt and understanding thereof and agreement to adhere to the principles contained therein.

Director Independence

Although we are not subject to the rules promulgated by the New York Stock Exchange, we have used the independence requirements set forth in these rules as a benchmark to determine whether our directors are independent. Pursuant to the Stockholders’ Agreement, two of the three directors appointed by the Onex Stockholders and the director appointed by the non-Onex Stockholders must qualify as “independent directors” under the rules of the New York Stock Exchange. Our board of directors has determined that Judy K. Mencher and John Redmond meet such requirements.  Prior to his resignation on March 12, 2009, Mr. Sergio Zyman served as the third independent director and as one of the directors designated by the Onex Stockholders under the Stockholders’ Agreement.  The Onex Stockholders are engaged in a search for a qualified individual to replace Mr. Zyman on the Board to serve as an “independent director,” and when such individual has been selected, he or she will be appointed to the Board of Directors in accordance with the Stockholders’ Agreement.

Information Regarding Board and Committees

Board of Directors.  The Board of Directors held 4 meetings during 2009. The work of our directors is performed not only at meetings of the Board of Directors and its committees, but also by consideration of our business through the review of documents and in numerous communications among Board members and others. During 2009, each member of the Board of Directors attended all meetings of the Board of Directors and the committees on which they served (held during the period for which they served). Directors are expected to attend each annual meeting of stockholders.

Audit Committee.  For a complete discussion of the functions of the Audit Committee, see “—Audit Committee” below. The current members of the Audit Committee are John Redmond (Chair), Judy Mencher and Timothy Duncanson. The Audit Committee held 3 meetings during 2009.

Compensation and Governance Committee.  For a complete discussion of the functions of the Compensation and Governance Committee, see “—Compensation and Governance Committee” below. The current members of the Compensation and Governance Committee are Timothy Duncanson (Chair) and Judy Mencher.  Sergio Zyman served on the Compensation and Governance Committee prior to his resignation from the Board on March 12, 2010.  The Compensation and Governance Committee held 1 meeting during 2009.

Nomination of Directors

The Board of Directors does not have a standing nominating committee.  Identification, consideration and nomination of potential candidates to serve on the Board of Directors are currently determined pursuant to terms of the Stockholders’ Agreement.  Under the Stockholders’ Agreement, the stockholders are primarily responsible for the selection of nominees for directors, and the Board of Directors are obligated under the Stockholders’ Agreement to nominate such individuals properly selected by the stockholders under the Stockholders’ Agreement.  In the absence of such contractual obligations, the Compensation and Governance Committee is discharged with the responsibility of developing criteria for Board membership and with the responsibility of identifying qualified candidates to become members of the board of directors.  In such an event, the Compensation and Governance Committee, pursuant to its charter, would consider various factors, including personal and professional integrity, experience in corporate management, experience in our industry, experience as a director of a publicly held company, academic expertise in an area of our operations, and practical and mature business judgment.  See “—Compensation and Governance Committee.”

Because the nominees for directors are selected by the stockholders, the Board of Directors does not currently have the discretion to take into consideration diversity or any other criteria for nominating individuals properly selected by the designated stockholders.

Pursuant to the Stockholders’ Agreement, the Board will currently only consider for nomination, and will nominate, individuals appointed by the appropriate stockholders under the Stockholders’ Agreement.

Audit Committee

The Audit Committee’s responsibilities are described in a written charter adopted by the Board of Directors. Upon our Registration Statement on Form 10, as amended, becoming effective, the Audit Committee’s charter will be posted on our website at www.troplv.com under the caption “Investor Relations.” The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting system. Amongst its various activities, the Audit Committee reviews:

1. The adequacy of the Company’s internal controls and financial reporting process and the reliability of our financial statements;

2. The independence and performance of our internal auditors and independent accountants; and

3. Our compliance with legal and regulatory requirements, including all compliance reports required under the Nevada Gaming Control Act.

The Audit Committee also appoints the independent accountants; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews their performance and independence from management.

Under the Code of Conduct, all conduct by an executive officer or a director that creates an actual, apparent, or potential conflict of interest must be fully disclosed to our General Counsel who will inform and seek the approval of the Audit Committee.  Furthermore, the Audit Committee must discuss with management and the independent auditors any related-party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on our financial statements.

The Audit Committee meets regularly in open sessions with the Company’s management, independent accountants and internal auditors. In addition, the Audit Committee meets regularly in closed sessions with the Company’s management, independent accountants and internal auditors, and reports its findings to the full Board of Directors.

The Board of Directors has determined that Mr. Redmond qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation and Governance Committee

The responsibilities of the Compensation and Governance Committee (the “Compensation Committee”) are described in a written charter adopted by the Board of Directors. Upon our Registration Statement on Form 10, as amended, becoming effective, the Compensation Committee’s charter will be posted on our website at www.troplv.com under the caption “Investor Relations.”  The primary function of the Compensation Committee is to assist the Board of Directors in (1) nomination of directors, (2) developing and assessing our corporate governance policies and practices and (3) determining our compensation policies.  With respect to nomination and corporate governance matters, the primary functions of the Compensation Committee is to (1) absent superseding contractual obligations, such as those set forth in the Stockholders’ Agreement, develop and make recommendations to the Board of Directors for specific criteria for selecting directors, (2)  absent superseding contractual obligations, make recommendations to the Board of Directors with respect to potential candidates to nominate for Board membership, (3) absent superseding contractual obligations, review and make recommendations to the Board of Directors with respect to membership on  the Audit Committees, (4) develop, reassess and makes recommendation to the Chairman with respect to succession plans of our key officers elected by the Board, (5) oversee the annual self-evaluations of the Board as well as the Board’s evaluation of our management, (6) oversee the orientation program for new directors, and (7) assess and make recommendation with respect to our corporate governance practices.  With respect to our compensation matters, the primary functions of the Compensation Committee is to (1) assess and make recommendations with respect to our compensation philosophy and policies, (2) approve corporate goals and objective with respect to, and approve the composition and amount of, our compensation to our CEO, (3) review and approve compensation for our other officers, (4) review and make recommendation with respect to compensation for our non-management directors, (5) review and approve, and make recommendations to the Board with respect to, all employment agreements with officers, including any severance arrangements, (6) review, approve, and administer our incentive and compensation plans, and (7) review and discuss with management any public disclosure regarding our compensation policies.

In carrying out its functions, the Compensation Committee may delegate to a subcommittee of the Compensation Committee.  In addition, the Compensation Committee consults with the executive officers to obtain performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation.  In addition, the Compensation Committee consults with the Chief Executive Officer regarding the performance goals of the Company and of the executive officers.  However, other than in connection with negotiating their respective employment agreements, the executive officers do not participate in determining the amount and type of compensation paid by the Company to the executive officers. Furthermore, the Compensation Committee has not engaged outside consultants on compensation-related matters.  See “Executive and Director Compensation and Other Information—Executive Compensation—Compensation Discussion and Analysis.”

Compensation Interlocks and Insider Participation

No interlocking relationship exists between the members of our board of directors and the board of directors or compensation committee or similar committees of any other company.

Board Leadership Structure and Risk Oversight

Mr. Alex Yemenidjian is our Chairman of the Board (“Chairman”), Chief Executive Officer (“CEO”) and President and has served as such since our company was founded in June 2009.  The Board believes that the most effective Board leadership structure for our company at the present time is for the CEO to continue to serve as Chairman of the Board.  Combining the positions of Chairman and CEO provides our company with effective leadership which is able to align the agenda of the Board with the dynamics of our company’s operations.  The Board believes that Mr. Yemenidjian’s extensive knowledge of the company’s industry, operations and vision for its development makes him the best qualified person to serve as both Chairman and CEO. Because the CEO is ultimately responsible for the day-to-day operation of our company and for executing our company’s strategy, the Board believes that Mr. Yemenidjian is the director most qualified to act as Chairman of the Board.

The Board also believes that the Stockholders’ Agreement provides for independent oversight, including, the requirement that, as long as Mr. Yemenidjian is both a Director and the CEO of our company, the majority of the directors be independent directors.  Furthermore, the various groups of stockholders are entitled to designate their respective nominee to the board of directors, and certain actions of the Company cannot be taken or be approved by the Board of Directors without the unanimous approval of all of the directors.  See “Transactions with Related Persons — Stockholders’ Agreement.”

Our Board of Directors, together with the management, oversees our company’s risk management and its ability to achieve our strategic objectives, to improve long-term organizational performance and to enhance stockholder value.  Furthermore, the Audit Committee meets with our management to review the Company’s policies with respect to risk assessment and risk management.  Because management of the company’s risks necessarily involves understanding the day-to-day activities of our company, the Board believes that having the CEO also function as the Chairman assists the Board in assessing the actions management has taken to limit, monitor or control our exposure to risks.  In overseeing our  risk management, the Board and the Audit Committee review with management the risks our company faces, the appropriate level of risk for our company, and what steps management is taking to manage those risks.  While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Audit Committee Charter provides that one of the Audit Committee’s responsibilities and duties is compliance oversight.  The Charter provides that the Audit Committee shall discuss guidelines and policies governing the process by which our senior management and our relevant departments assess and manage the our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Stockholder and Interested Parties Communications with the Board

All communication by the stockholders and interested parities should be in writing and should be addressed to the Corporate Secretary, Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board a summary of all such correspondence and copies of all communications that she determines requires their attention. Matters relevant to other departments of the Company are directed to such departments with appropriate follow-up to ensure that inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chairman of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board of Directors or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

TRANSACTIONS WITH RELATED PERSONS

Relationship with Trilliant Gaming Nevada Inc.

Trilliant Gaming Nevada Inc. is the general partner of the Onex Armenco Gaming Entities. The Onex Armenco Gaming Entities, in the aggregate, own, and Trilliant Gaming Nevada Inc. has voting and investment control over, approximately 73.3% of our outstanding voting securities. Each of Mr. Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming Nevada Inc., and together Messrs. Yemenidjian, Duncanson and Schwartz own 100% of the outstanding voting securities of Trilliant Gaming Nevada Inc.. A stockholder agreement between Messrs. Yemenidjian, Duncanson and Schwartz sets forth the rights of each of them with respect to control of Trilliant Gaming Nevada Inc. and, in turn, our securities owned by the Onex Armenco Gaming Entities. The Onex Armenco Gaming Entities were formed by entities affiliated with Onex Corporation.

As a result of Trilliant Gaming Nevada Inc.’s voting and investment control over our securities held by the Onex Armenco Gaming Entities, Trilliant Gaming Nevada Inc. may, among other things, exercise a controlling influence over our affairs, the election of directors and the approval of significant corporate transactions, including a merger or the sale of all or substantially all of our assets.  Trilliant Gaming Nevada Inc. may have the ability to prevent any transaction that requires approval of our stockholders regardless of whether or not other stockholders believe that any such transaction is in our best interests and the interests of such other stockholders. Trilliant Gaming Nevada Inc.’s ability to exercise a controlling influence over our affairs is, to a certain extent, set forth in the Stockholders’ Agreement.  See “— Stockholders’ Agreement.”  Trilliant Gaming Nevada Inc. also controls the voting of greater than two-thirds of the outstanding shares of our Preferred Stock, giving it the power to amend or waive certain provisions thereof, including the power to waive the anti-dilution protections.

Currently, the only agreement that we are a party to with Trilliant Gaming Nevada Inc. and its affiliates is the Stockholders’ Agreement.  However, at such time as our lease agreement with Armenco terminates following our receipt of all necessary approvals and licenses to operate the Tropicana Las Vegas under applicable gaming laws (See “— Armenco Lease Agreement”), we intend to enter into a management agreement with Trilliant Management, LP for the management and operation of the Tropicana Las Vegas (See “— Trilliant Management Agreement”).

Stockholders’ Agreement

Introduction

On July 1, 2009, we entered into the Stockholders’ Agreement with all of our current stockholders and any other stockholder or option holder who becomes a party to the Stockholders’ Agreement by execution of a joinder agreement. This description, which summarizes the material terms of the Stockholders’ Agreement, is not complete. You should read the full text of the Stockholders’ Agreement, which is included as an exhibit to this registration statement.

Termination

The Stockholders’ Agreement shall terminate immediately prior to the closing of the earlier of a public offering of our company’s securities for aggregate gross proceeds of at least $100 million or the acquisition by a third party of either 50% or more of our then outstanding shares or all or substantially all of our assets. However, the registration rights contained in the Stockholders’ Agreement of our securities shall survive any such termination.

Transfer Restrictions

The Stockholders’ Agreement provides that holders of shares of our common and preferred stock may transfer those shares only if the transfer is made in compliance with the tag along and drag along rights described below and the transferee agrees to be bound by the terms of the Stockholders’ Agreement, provided that these limitations do not apply to transfers pursuant to or after our initial public offering in a public offering of our equity securities or in compliance with Rule 144 under the Securities Act. In addition, we will not recognize any transfer of our shares in violation of the Stockholders’ Agreement, in violation of applicable law, including federal securities laws and state securities or “blue sky” laws, or which requires us to register our common or preferred stock pursuant to Section 12(g)(1) of the Exchange Act as a result of our shares being held of record by 500 or more persons. Finally, for any transfer of our shares, the Stockholders’ Agreement provides that we may require the transferring stockholder to provide us with an opinion of counsel and certain representations and warranties to ensure compliance with applicable federal securities laws and state securities or “blue sky” laws and any other applicable laws.

Tag Along and Drag Along Rights

Tag Along Rights.  The Stockholders’ Agreement provides holders of shares of our common and preferred stock tag along rights with respect to any proposed transfer or series of related transfers of shares representing 30% or more of all of our outstanding shares of common and preferred stock. In any such proposed transfer, stockholders exercising their tag along rights have the right to sell a pro rata portion of their shares in the transfer.

If a transfer with respect to which tag along rights are exercised involves the sale of both common and preferred stock, the economic terms of the transfer must be the same on a per share basis, based upon the number of shares of common stock issuable upon the conversion of the preferred stock at the then-existing conversion price of the preferred stock. The tag along rights described above do not apply to transfers of shares of our common or preferred stock to certain affiliates of the transferring holder.

Drag Along Rights.  The Stockholders’ Agreement provides drag along rights whereby holders of a specified percentage of our outstanding common and preferred stock may cause all of our stockholders to participate in a drag along transaction. The agreement provides that the “specified percentage” is two-thirds at any time on or before July 1, 2014 and 50% at any time after July 1, 2014. A “drag along transaction” means a bona fide negotiated transaction or series of related transactions whereby:

•      50% or more of our outstanding shares of common stock are to be sold to a third party buyer;

•      all or substantially all of our assets are to be sold to a third part buyer; or

•      we are to be merged with or into, or consolidated with, a third party buyer.

In any drag along transaction, all of our stockholders shall be obligated to:

•      in the case of a sale of 50% or more of our outstanding shares of common stock, transfer a pro rata portion of their shares to the third party buyer on substantially the same terms and conditions as the stockholders initiating the sale and take all actions necessary to effect such transfer; or

•      in the case of a sale of assets or merger or consolidation of our company, execute and deliver all instruments and take all actions necessary to effect such transaction.

In furtherance of the drag along rights described above, each stockholder other than OCP I LP, Onex Corporation and their affiliates, or the Onex Stockholders, that beneficially owns less than 5% of our outstanding shares of common and preferred stock, has agreed to appoint our president and our treasurer as proxies to vote all of such stockholder’s shares in a manner consistent with the provisions described above and to grant each of our president and our treasurer such stockholder’s power of attorney to execute any agreements or documents required to effect a drag along transaction.

If any drag along transaction involves both shares of common and preferred stock, the economic terms of the transaction shall be the same on a per share basis, based upon the number of shares of common stock issuable upon the conversion of the preferred stock at the then-existing conversion price of the preferred stock. The drag along rights described above do not apply to transfers of shares of our common or preferred stock to certain affiliates of the transferring holder.

Board of Directors

Under the Stockholders’ Agreement, each stockholder is required to vote all voting shares such stockholder owns, or has voting control over, in such manner as from time to time as shall be necessary to ensure that the number of directors of our company is set and remains at five and that our board of directors is at all times comprised of the following persons:

•      our then serving chief executive officer, or the CEO Director;

•      so long as the Onex Stockholders beneficially own at least 10% of our outstanding shares, one individual designated by the Onex Stockholders and who need not be an independent director;

•      so long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, a second individual designated by the Onex Stockholders and who shall be an independent director; provided, however, that in the event Mr. Alex Yemenidjian ceases to be the CEO Director, this director need not be an independent director;

•      so long as the Onex Stockholders beneficially own at least 30% of our outstanding shares, a third individual designated by the Onex Stockholders and who shall be an independent director; and

•      so long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, an independent director designated by joint written agreement among each of our stockholders who is not an Onex Stockholder and is individually the beneficial owner of more than 5% of our outstanding shares, or if such stockholders cannot reach a joint written agreement, nominated by a group of our stockholders who are not Onex Stockholders and collectively beneficially own more than 5% of our outstanding shares and who receives a plurality of votes of our stockholders who are not Onex Stockholders until such time as another individual is designated pursuant to a joint written agreement.

The Stockholders’ Agreement defines an “independent director” as an individual who qualifies as an independent director under the rules promulgated under any national securities exchange on which our shares are listed or, so long as our shares are not listed, the rules promulgated by the New York Stock Exchange.

Company Restrictions

Certain Actions Requiring Stockholder Approval.    We may not take any of the following actions unless authorized to do so by the vote of more than two-thirds of our stockholders:

•      amend, repeal or modify our certificate of incorporation or bylaws, except when necessary to comply with gaming license laws or to implement an issuance of securities on or before May 5, 2012 unanimously approved by our board of directors;

•      sell, transfer or otherwise dispose of all or substantially all of our assets or merge or consolidate our company into another entity, unless in accordance with the drag along rights described above; or

•      liquidate, dissolve or wind up our company.

For purposes of approving the actions listed above or to the extent a stockholder vote is required by law, shares of our Class B Common shall be entitled to one vote per share and shall vote as a single class together with the holders of shares of our Class A Common and any other shares of our capital stock not otherwise carrying voting rights but granted voting rights by law.

Matters Requiring Unanimous Approval of our Board of Directors.  We may not take any of the following actions unless unanimously approved by our board of directors:

•      enter into or materially modify any contract or arrangement with any of our directors, officers or key employees or any owner of 1% or more of our outstanding capital stock;

•      sell or issue any shares of capital stock or rights to acquire shares of capital stock on or before May 5, 2012, except for:

• issuances of securities in any recapitalization of our company, including through a stock split, exchange or conversion affecting all shares of our common stock proportionately;

•      issuances of securities to our officers, directors or employees under any equity incentive plan adopted by our board of directors;

•      the issuance by us of up to $125 million in gross proceeds of preferred stock, of which we have issued $75 million of Class A Preferred;

•      issuances upon the conversion of outstanding convertible securities of our company;

•      issuances pursuant to registered public offerings by our company;

•      issuances as consideration in an acquisition or merger transaction, excluding transactions with any affiliate of our company;

•      issuances of securities to any debt holder of our company in connection with non-equity financing transactions with persons not affiliated with our company; or

•      issuances of stock dividends paid to all holders of the relevant classes of our shares;

provided, however, that, notwithstanding the above, from and after July 1, 2011, we may issue shares of our capital stock upon the approval of a majority of our board of directors and the authorization of more than two-thirds of our stockholders entitled to vote on the matter; and, provided further, that in the case of any event or circumstance that will or may reasonably be anticipated to cause or result in an imminent default under any of our indebtedness that is reasonably likely to result in acceleration of such indebtedness, or the loss of or imposition of a limitation upon a license, permit or approval required for our business or the violation of any law, regulation or rule that could have a material adverse effect on our business, we may issue shares of our capital stock upon the approval of a majority of our board of directors and a majority of our stockholders in order to cure, avoid or mitigate the effects of such event or circumstance;

•      take any action that would require a stockholder that is not required to be licensed or found suitable by the applicable Nevada gaming authorities to be required to be licensed or found suitable, unless required as a result of a change in applicable law; or

•      voluntarily suspend or fail to make any filings required to maintain our qualification as a “publicly traded corporation” under Nevada Revised Statutes section 463.487.

Preemptive Rights.  The Stockholders’ Agreement grants our current stockholders preemptive rights to participate, on a pro rata basis, in any future issuance of additional shares of our capital stock or other securities convertible into shares of our capital stock. These preemptive rights do not apply to:

•      issuances of securities in any recapitalization of our company, including through a stock split, exchange or conversion affecting all shares of our common stock proportionately;

•      issuance of securities to our officers, directors or employees under any equity incentive plan adopted by our board of directors;

•      the issuance by us of up to $125 million in gross proceeds in preferred stock, of which we have issued $75 million of Class A Preferred;

•      issuances upon the conversion of outstanding convertible securities of our company;

•      issuances pursuant to registered public offerings by our company;

•      issuances as consideration in an acquisition or merger transaction, excluding transactions with any affiliate of our company;

•      issuances of securities to any debt holder of our company in connection with a non-equity financing transactions with persons not affiliated with our company; or

•      issuances of stock dividends paid to all holders of the relevant classes of our shares.

Our stockholders may not be afforded the right to exercise their preemptive rights where our board of directors determines that the delay caused by allowing our stockholders to exercise their preemptive rights would be reasonably likely to adversely affect our company.

Committees

The Stockholders’ Agreement provides that our board of directors shall form and maintain an audit committee, a nominating/governance committee and a compensation committee, which may be part of the nominating/governance committee. Each committee shall have three members selected from the members of our board of directors. So long as the Onex Stockholders beneficially own at least 20% of our outstanding shares, they shall have the right to designate two members of each committee. So long as the Onex Stockholders own at least 10% of our outstanding shares, they shall have the right to designate one member of each committee.

Registration Rights

Shelf Registration.  The Stockholders’ Agreement provides that holders of 10% or more of our outstanding common stock, excluding the Onex Stockholders, may require us to register all of their shares through a shelf registration statement on Form S-3 under the Securities Act, at any time following our becoming eligible to register securities on Form S-3 under the Securities Act and our having available audited consolidated financial statements for the required fiscal years. Upon a request for shelf registration, we are required to prepare and file such registration statement promptly, and in any event within 60 days if filing on Form S-3 under the Securities Act or 90 days if filing on any other form, and use commercially reasonable efforts to cause it to be declared effective as promptly as reasonably practicable and to continuously maintain effectiveness. Our stockholders may make no more than two requests for shelf registration. In addition, at any time after we have available audited consolidated financial statements for the required fiscal years, holders of 10% or more of our outstanding common stock, excluding the Onex Stockholders, may request that we register all of their shares through a shelf registration statement on Form S-1 under the Securities Act, which request we shall consider in good faith but shall not be required to file or keep effective such shelf registration statement on Form S-1 under the Securities Act.

Underwritten Offerings.  Once we have the necessary audited financial statements, we shall be required to initiate and use commercially reasonable efforts to complete an initial public offering of our common stock upon the direction of a majority of our board of directors, the written request of two-thirds or more of our stockholders on or before July 1, 2014 or the written request of a majority of our stockholders following July 1, 2014; provided, however, that we will not be required to make any such registration if the aggregate gross proceeds of such initial public offering will be less than $100 million. Our company will include in such initial public offering all securities that are qualified to be included under the Stockholders’ Agreement. In addition, once we have the necessary audited financial statements, so long as the Onex Stockholders hold at least 10% of our outstanding shares, any Onex Stockholder may request that we effect a registration of some or all of the shares held by the Onex Stockholders, provided that this request may be made no more than five times by the Onex Stockholders.

Piggyback Rights.  If we propose to file a registration statement, including a shelf registration statement or pursuant to a request by the Onex Stockholders, then we are required to offer beneficial holders of 5% or more of our outstanding common stock the opportunity to register qualifying shares in such registration statement. These piggyback rights are subject to various conditions and limitations, including the rights of the underwriters of an offering to limit the number of registrable securities that may be included in the offering.

Gaming Laws and Blackout Periods.  Our company’s obligations to file a registration statement are subject to obtaining all necessary approvals and licensing under applicable gaming laws. Our obligations to file a registration statement pursuant to a request by stockholders or maintain a shelf registration statement are further subject to blackout periods, not to exceed 180 days, to the extent our board of directors determines necessary in the case of imminent or concurrent offering of our equity securities, a potential delay or interference with any proposed transaction by our company or our being in possession of material nonpublic information the disclosure of which would not be in our best interests.

Expenses.  We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions and transfer taxes, if any.

Armenco Lease Agreement

Overview

On June 22, 2009, we entered into a lease agreement, or the Armenco Lease Agreement, with Armenco, a company controlled by Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President.  Mr. Yemenidjian is the majority owner of Armenco.  Pursuant to the Armenco Lease Agreement, we lease the real and personal property of the Tropicana Las Vegas to Armenco, allowing Armenco to operate the Tropicana Las Vegas and the restaurants, lounges, retail shops and other related support facilities located therein. This description, which summarizes the material terms of the Armenco Lease Agreement, is not complete. You should read the full text of the Armenco Lease Agreement, which is included as an exhibit to this registration statement.

Services

Under the terms of the Armenco Lease Agreement, Armenco assumed all responsibilities of the Tropicana Las Vegas as it relates to the operations of the real property and personal property comprising the Tropicana Las Vegas.

Gaming Approval

Prior to the commencement date of the Armenco Lease Agreement, Armenco obtained all necessary approvals and licenses under all applicable gaming laws necessary to operate the Tropicana Las Vegas, including the approval of the Armenco Lease Agreement by the applicable Nevada gaming authorities.

The Property

The Lease provides that we will lease the real property and personal property comprising the Tropicana Las Vegas to Armenco, including, but not limited to, the operation of restaurants, lounges, retail shops and other related support facilities located within the Tropicana Las Vegas. In order to comply with the applicable gaming laws, Armenco has negotiated new agreements pertaining to the ownership and lease of all gaming devices with the gaming device manufacturers directly.

In addition, the lease provides for the lease to Armenco of the cash in our operating accounts, or the Operating Accounts, which are to be used by Armenco solely for operating expenses, and other necessary expenses, of the Tropicana Las Vegas.  All revenue and other amounts received by Armenco from the operation of the Tropicana Las Vegas over the term of the lease must be deposited into the Operating Accounts.

Term and Termination

The term of the Armenco Lease Agreement is 12 months, but terminates automatically 30 days following our receipt of all necessary approvals and licenses to operate the Tropicana Las Vegas under all applicable gaming laws. Upon termination of the Armenco Lease Agreement due to our receipt of such approvals, Armenco, for a nominal amount, will transfer to us the leases and titles to the gaming devices used in connection with the operation of the Tropicana Las Vegas. Either party is also entitled to terminate the Armenco Lease Agreement for any reason on 30 days written notice.

Rent, Armenco Fee and Capital Reserve Account

Rent is fixed at $1.00 per month, and Armenco is responsible for all costs and expenses related to the operation of the Tropicana Las Vegas including, but not limited to, all real and personal property taxes, all gaming and business license fees or taxes, other state and federal taxes, utilities, and employee wages. These costs and expenses are to paid out of the Operating Accounts.

In consideration for Armenco’s services, Armenco shall be entitled to a fee equal to the sum of:

•      2% of all revenue from the operation of the Tropicana Las Vegas, less complimentary housing, meals and other items granted to third parties by Armenco for promotional purposes consistent with gaming industry practices, or the Preferred Fee; and

•      5% of the amount of earnings before interest, taxes, depreciation and amortization, or EBITDA, from the operation of the Tropicana Las Vegas during the term of the lease, after EBITDA is reduced by the amount of the Preferred Fee.

During the six month period ended December 31, 2009, the fee Armenco was entitled to receive under the Armenco Lease Agreement totalled $0.4 million.  Such fee is in addition to the compensation payable by us to our chief executive officer who holds a majority interest in Armenco.

To the extent that the cash in the Operating Accounts at the end of the lease term, after subtraction of the fees payable to Armenco, exceed the cash in the Operating Accounts at the beginning of the lease term, the Armenco Lease Agreement provides that the excess cash must be placed in a separate capital reserve account to be used by us only for capital expenditures in connection with our assets.

Trilliant Management Agreement

Overview

Once we obtain all governmental registrations, findings of suitability, licenses, qualifications, permits and approvals necessary for us to own and operate our gaming facility, we intend to terminate our agreement with Armenco and retake ownership and operating control of the Tropicana Las Vegas. Thereafter, we intend to enter into a management agreement, or the Management Agreement, with Trilliant Management, LP whereby Trilliant Management, LP will assist us in the management and operation of the Tropicana Las Vegas. We have not finalized the Management Agreement but have agreed to its basic terms. This description summarizes the anticipated material terms of the Management Agreement. However, it must be noted that these terms may change as we continue to negotiate the terms of the Management Agreement with Trilliant Management, LP.

Trilliant Management, LP is a limited partnership that is controlled by its general partner, Trilliant Gaming Nevada Inc.  Each of Mr. Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming Nevada Inc., and together Messrs. Yemenidjian, Duncanson and Schwartz own 100% of the

outstanding voting securities of Trilliant Gaming Nevada Inc.. A stockholder agreement between Messrs. Yemenidjian, Duncanson and Schwartz sets forth the rights of each of them with respect to control of Trilliant Gaming Nevada Inc..

Services and Personnel

Trilliant Management, LP will be responsible for the day-to-day operations of the Tropicana Las Vegas including:

•      reviewing and approving the design and implementation of a detailed business plan;

•      reviewing and approving the annual budget;

•      supervising the implementation of sales, marketing and promotional programs, credit policies and procedures, internal control systems and security procedures;

•      supervising the services of independent contractors;

•      supervising the purchase of goods necessary for the operation of the Tropicana Las Vegas;

•      approving insurance policies to adequately protect us and the Tropicana Las Vegas;

•      approving and supervising the implementation of leasing strategies and negotiating lease transactions;

•      advising us with respect to the selection of accountants and auditors;

•      approving the selection of all names, logos, trademarks and service marks to used with the operation of the Tropicana Las Vegas;

•      supervising alterations, additions or improvements to the Tropicana Las Vegas;

•      approving financial reports in connection with government filings or as required by lenders in connection with financing transactions;

•      approving employee and personnel policies; and

•      supervising the negotiation of collective bargaining agreements relating to our employees.

In addition to the responsibilities listed above, Trilliant Management, LP will also hire and supervise all personnel subject to our right to veto the hiring of an employee or terminate the employment of an employee that jeopardizes any of our hotel casino’s gaming approvals, licenses or permits. All personnel of our hotel casino will be our employees.

Compensation

During each contract year, we will pay Trilliant Management, LP an annual fee equal to the sum of:

•      2% of all revenue from the operation of our hotel casino, less complimentary housing, meals and other items granted to third parties by Trilliant Management, LP for promotional purposes consistent with gaming industry practices, or the Revenue Fee; and

•      5% of the amount of earnings before interest, taxes, depreciation and amortization, or EBITDA, from the operation of our hotel casino during the term of the Management Agreement, after EBITDA is reduced by the amount of the Revenue Fee.

In addition, we will pay Trilliant Management, LP’s out-of-pocket costs and expenses incurred for and during travel and related matters in furtherance of its duties under the Management Agreement.  Any fees payable to Trilliant Management, LP will be in addition to compensation payable by us to any of our employees and directors who holds an interest in Trilliant Management, LP.

Employment Arrangements

The employment arrangements with Mr. Yemenidjian, Ms. Beckett and Mr. McCartney are described in “Executive and Director Compensation and Other Information—Executive Compensation—Compensation Discussion and Analysis—Employment Agreements.”

Indemnification

Our certificate of incorporation and bylaws provide that our company will provide directors and officers liability insurance coverage to our current directors and officers.

Review, Approval or Ratification of Transactions

Our Code of Conduct provides for the reporting, review and approval of potential conflicts of interest. Each potential conflict of interest that is reportable under our Code of Conduct is reviewed internally on a case by case basis.  Any such reportable potential conflict of interest involving a director or an executive officer must be reported to our General Counsel and our Audit Committee for approval.

Because our Code of Conduct was designed to implement, among others, a procedure by which we can review and take action with respect to potential conflicts of interest, the criteria for determining which proposed transactions are reportable under the Code of Conduct are broad and are based on the goal of avoiding any actual or perception of conflict of interest.  Therefore, the guidelines for reporting are not based on the threshold set forth in Item 404(a) of Regulation S-K (“Item 404(a)”), and transactions that may be reportable under Item 404(a) may not present a conflict of interest, and transactions that may not be reportable under Item 404(a) may be subject to the reporting and approval requirements under our Code of Conduct . Furthermore, the Code of Conduct is not applicable to any of our stockholders who is not otherwise an employee or a director of our company.

In addition, under the Stockholders’ Agreement, we are not permitted to enter into any agreement or arrangement, or any amendments thereto, with any director, officer or holder of 1% or more of our capital stock without the unanimous approval of the entire board of directors.  Therefore, any potential transaction with any director, officer or a holder of 1% or more of our stock, including those transactions that would not otherwise be reportable under Item 404(a), must be reported to, and approve by, the entire board of directors.

Because the Stockholders’ Agreement and the Armenco Lease Agreement were executed in connection with the formation of our company, those agreements necessarily preceded any ratification or approval process described above.  In addition, the Trilliant Management Agreement is subject to pending negotiation and discussion.  Therefore, the terms of the Trilliant Management Agreement have not been finalized and are subject to change, and the Trilliant Management Agreement has not been executed by any of the proposed parties.  Unanimous approval of the board of directors will be required prior to us finalizing and executing the Trilliant Management Agreement.  All other transactions described above were unanimously approved by the entire board of directors.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as well as the written disclosures and delivery of the letter regarding its independence pursuant to Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence).

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Ernst & Young LLP the Company’s internal control over its financial reporting process; (ii) monitored management’s review and analysis of the adequacy and effectiveness of those controls and processes; and (iii) reviewed and discussed with management and Ernst & Young LLP their respective assessment of the effectiveness and adequacy of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Registration Statement on Form 10, as amended, for filing with the Securities and Exchange Commission.  The Company will not file an Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with the Securities and Exchange Commission.

John Redmond, Chairman
Timothy Duncanson
Judy Mencher

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The Compensation and Governance Committee has reviewed the “Compensation Discussion and Analysis” included in this proxy statement with management. Based on the Compensation and Governance Committee’s review and discussion with management, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Timothy Duncanson, Chairman
Judy Mencher

The foregoing report of the Compensation and Governance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

We were formed in June 2009 for the purposes of owning and operating the Tropicana Las Vegas in connection with the reorganization of Tropicana Entertainment, the prior owner of the Tropicana Las Vegas, under Chapter 11 of Title 11 of the Bankruptcy Code. Because we were formed in 2009, we do not have a history of executive officer compensation practices for fiscal years prior to 2009. In addition, the compensation paid to the executive officers of Tropicana Entertainment is not necessarily indicative of how we compensate our executive officers. Set forth below is a description of our current policies and practices with respect to the compensation of certain of our executive officers and a summary of the compensation paid to our executive officers and directors in 2009.

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to provide our executive officers with compensation that is competitive in the marketplace and to reward and incentivize executive contributions to increasing and maximizing value to our stockholders. Specifically, the primary tenets of our executive compensation philosophy, similar to other companies in the Las Vegas hotel, resort and casino industry, are the following:

Attract, retain and motivate qualified, high-performing executives.    The compensation packages for our executive officers were initially designed and negotiated to attract each of them to our company. In addition, we must continually ensure that our executive compensation program is competitive and attractive to qualified executives with the level of industry experience that we generally seek such that we can continue to retain the services of our executive officers and, when needed, attract other executives to join our company.

Provide rewards commensurate with performance by emphasizing variable, at-risk compensation that is dependent on both company and individual achievements and continued service.    Generally, our executive compensation plan is comprised of a “fixed” base salary and an annual cash bonus based on the achievement of performance targets and an executive officer’s continued service to us. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results, which includes each of the named executive officers set forth in “—Compensation of Named Executive Officers” below, should have a greater percentage of their total compensation based on variable compensation. We further believe such a focus directly rewards our senior executive team for creating, sustaining and, more importantly, increasing value to our stockholders.

With these tenets in mind, we intend to adhere to the following objectives when making executive compensation decisions:

•      align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction;

•      support a culture of strong performance by rewarding employees for results; and

•      foster a shared commitment among our senior executives by aligning their individual goals with our goals.

Setting of Executive Compensation

The compensation and governance committee of our board of directors structures our compensation program to encourage high performance, promote accountability and ensure that the interests of our executive officers are aligned with the interests of our stockholders. The compensation paid to our executive officers is also a function of the seniority of their position and their anticipated roles and responsibilities within our organization. In general, officers with higher levels of responsibility and a greater ability to influence results have a greater percentage of their total compensation based on variable compensation.

Elements of Executive Compensation

Base Salary.  The compensation and governance committee of our board of directors determines each executive’s base salary after considering many factors, including job performance, skill sets, prior experience, each executive’s time in his or her position and external pressures to attract and retain executives under current market conditions. In addition, the annual salaries of the executives are reviewed from time to time by the committee, and adjustments are made when necessary in order for the salaries of our executives to be competitive with the salaries paid by other companies in the Las Vegas hotel, resort and casino industry.

Annual Incentive Awards.  When appropriate, we intend to offer annual incentive awards for executive officers in the form of cash performance bonuses to encourage and reward achievement of our business goals and attract and retain key personnel. Performance bonuses are usually determined after the end of our fiscal year and are based on an assessment of the executive officer’s achievement of certain individual performance goals and our achievement of certain operating, financial and other corporate goals.

We do not currently offer an equity-based incentive plan to our executive officers. In the future, the compensation and governance committee may determine that an equity-based incentive plan, including, but not limited to, the granting of equity-based awards, stock options or restricted stock, is necessary to meet the objectives of our compensation policy or to remain competitive within our market and may recommend the implementation of such a plan to our board of directors.

Compensation of Named Executive Officers

The following table sets forth the total compensation earned for services rendered during the year ended December 31, 2009 by our named executive officers.

Name and Position	Year(1)	Salary	Bonus	All Other Compensation(2)	Total
Alex Yemenidjian
Chief Executive Officer and President	2009	$378,462	$—	$98,230	$476,692
Joanne M. Beckett
Vice President and General Counsel	2009	85,154	50,000	—	135,154
Jerry L. Fox
Vice-President and Chief Financial Officer	2009	70,962	—	—	70,962
Thomas J. McCartney
President, Tropicana Las Vegas, Inc.	2009	—	—	—	—

Note

(1) Employment commenced in June 2009 for all of the named executive officers except for Mr. McCartney, whose employment commenced in December 2009.

(2) Includes a housing allowance of $97,816.

Employment Agreements

Alex Yemenidjian Employment Agreement.  Mr. Yemenidjian entered into an employment agreement with Tropicana Las Vegas, Inc., dated July 1, 2009. The employment agreement is on an at-will basis until terminated by either party pursuant to its terms. Mr. Yemenidjian’s compensation is $800,000 per year, payable in periodic intervals in accordance with our payroll practices for salaried employees, with increases commensurate with the rise in the applicable cost-of-living index. In addition, Mr. Yemenidjian receives a housing allowance of $10,000 per month net of taxes. Following the substantial completion of the renovation of the Tropicana Las Vegas, Mr. Yemenidjian’s compensation will be increased to an amount commensurate with other individuals serving as chief executive officer and chairman of the board of similar casino and gaming companies, and Mr. Yemenidjian will be eligible, upon meeting criteria set forth by our compensation and governance committee, for an annual bonus commensurate with other individuals of Mr. Yemenidjian’s stature in the gaming industry.

Joanne M. Beckett Offer Letter.  Ms. Beckett’s offer letter from Hotel Ramada of Nevada, dba Tropicana Las Vegas Hotel and Casino governs her employment as our Vice President, General Counsel and Secretary. Pursuant to the offer letter, Ms. Beckett receives a base salary of $180,000 and is entitled to a signing bonus of $100,000 (50% of which was paid on June 1, 2009 and 50% is payable on June 1, 2010) and an annual incentive bonus as described above under “—Elements of Executive Compensation.” Under the terms of the offer letter, Ms. Beckett is entitled to receive benefits similar to similarly situated employees at our company.

Thomas J. McCartney Offer Letter.  Mr. McCartney’s offer letter from Tropicana Las Vegas Inc. governs his employment as President of Tropicana Las Vegas Inc. Pursuant to the offer letter, Mr. McCartney receives a base salary of $400,000 per year and is entitled to receive a signing bonus of $100,000 payable after successful completion of one year of employment, or earlier in the discretion of our compensation committee, and an annual incentive bonus as described above under “—Elements of Executive Compensation.” Under the terms of the offer letter, Mr. McCartney is eligible for our health insurance benefits as well as the ability to begin contributing to our 401(k) plan.

Director Compensation

Each of our directors is paid $40,000 per annum, plus $1,000 for each committee meeting they attend (regardless of whether they attend such meeting in person or telephonically). In addition, the chairperson of our audit committee, currently Mr. John Redmond, is paid an additional $10,000 per year and the chairperson of our compensation and governance committee, currently Mr. Timothy Duncanson, is paid an additional $7,500 per year. However, Alex Yemenidjian and Timothy Duncanson have notified our compensation and governance committee that they will forego compensation for their service on our board of directors and its committees.

The following table sets forth the compensation of each member of our board of directors for the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash(1)	Total
Alex Yemenidjian	$—	$—
Timothy A. R. Duncanson	—	—
Judy K. Mencher	13,000	13,000
John Redmond	14,500	14,500
Sergio Zyman (2)	11,000	11,000

Note

(1) Each of our directors joined our board of directors in June 2009.

(2) Sergio Zyman resigned from our board of directors effective March 12, 2010.

We intend to make a one-time grant of $100,000 worth of shares of restricted stock of our Class A Common to each of our three independent directors. Such restricted stock would vest as to one quarter of the grant on each of July 1, 2010, 2011, 2012 and 2013.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 2

The Audit Committee of the Board of Directors of the Company is scheduled to meet prior to the stockholders’ meeting to select, subject to ratification by the stockholders, the independent registered public accounting firm to audit the consolidated financial statements of the Company during the year ended December 31, 2010. It is anticipated that the Audit Committee will select the firm of Ernst & Young LLP, an independent registered public accounting firm.

A representative of Ernst & Young LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR adoption of this proposal.

Fees Paid To Auditors

The following table sets forth fees paid to our auditors, Ernst & Young LLP, in 2009 for audit and non-audit services.

2009
Audit Fees	$303,000
Audit-Related Fees	25,000
Tax Fees	15,000
All other fees	31,659
Total	$374,659

The category of “Audit Fees” includes fees for audit of our combined financial statements for the fiscal year ended December 31, 2009.

The category of “Audit-Related Fees” includes fees for review of our financial statements, undertaking of additional procedures and preparation of documentation, in each case, related to our Registration Statement on Form 10.

The category of “Tax Fees” includes fees related to the preparation and review of our consolidated federal tax returns.

The category of “All Other Fees” includes fees for agreed upon procedures related to change over and MICS submission to the Nevada Gaming Control Board.

Pre-Approval Policies and Procedures

Our current Audit Committee Charter and the Audit Committee’s Audit Services Pre-Approval Policy contain our policies related to pre-approval of services provided by the independent auditor. The Audit Committee, or, with respect to engagement for permitted services for less than $20,000, the Chairman of the Audit Committee, must pre-approve all services provided by the independent auditor.  Any pre-approval by the Chairman of the Audit Committee must be presented to the full Audit Committee at its next scheduled meeting and may not include services provided by the primary independent auditor of Onex Corporation or any of its subsidiaries.

NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Company on or before December 14, 2010 and must satisfy the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act in order to be considered by the Board of Directors for inclusion in the form of proxy and proxy statement to be issued by the Board of Directors for that meeting. All such stockholder proposals and nominations should be submitted to the Secretary of the Company as follows: Corporate Secretary, Tropicana Las Vegas Hotel and Casino, Inc., 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. With respect to the Annual Meeting of Stockholders for 2011, under Rule 14a-4 of Regulation 14A, the Company may exercise discretionary voting authority under proxies it solicits for that meeting to vote on any matter not specified in the proxy unless the Company is notified about the matter no later than February 28, 2011 and the stockholder satisfies the other requirements of Rule 14a-4(c).

OTHER INFORMATION

The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies from stockholders, for which no additional compensation will be paid to them.

The Company’s the Company’s Annual Report for the fiscal year ended December 31, 2009, which is comprised of the Company’s Registration Statement on Form 10, as amended, accompanies this Proxy Statement.  The Company is not required to, and does not intend to, file an Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

By Order of the Board of Directors,

Alex Yemenidjian
Chairman of the Board, President and Chief Executive Officer

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

Proxy for Annual Meeting of Stockholders

May 3, 2010

Solicited on Behalf of the Board of Directors

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided.

The undersigned hereby appoints TIMOTHY DUNCANSON, JUDY MENCHER, JOHN REDMOND, AND ALEX YEMENIDJIAN and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock and preferred stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Tropicana Las Vegas Hotel and Casino, Inc. (the “Company”) to be held at Tropicana Las Vegas Hotel and Casino, located at 3801 Las Vegas Boulevard South, Las Vegas, NV 89109 on May 3, 2010, at 9:00 a.m. Pacific Time, and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

The Board of Directors recommends a vote FOR Items 1 and 2.

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted for Items 1 and 2.	Please Mark Here for Address Change or Comments	☐

1. Election of Directors

FOR all nominees named (except as marked to the contrary)	WITHHOLD AUTHORITY for all nominee(s) named
☐	☐

Names of Nominees: 01 Timothy Duncanson, 02 Judy Mencher, 03 John Redmond, 04 Alex Yemenidjian

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name on the following lines.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of the independent registered public accounting firm for the year ending December 31, 2010	☐	☐	☐

Upon the Company’s Registration Statement on Form 10, as amended, becoming effective, the Proxy Statement and the Company’s Annual Report, which this year is comprised of its Registration Statement on Form 10, as amended, will be available on the Company’s website at www.troplv.com under the caption “Investor Relations.”

I plan to attend meeting      ☐

In the case of joint owners, each should sign.

Name:*	Name:*

Title:**	Title:**

Signature:	Signature:

Date:	Date:

* The name of the registered holder(s) of the corresponding shares of stock.

** If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.

Admission Ticket

Annual Meeting

of

Tropicana Las Vegas Hotel and Casino, Inc.

May 3,2010, 9:00 a.m. (Pacific Time)

TROPICANA LAS VEGAS HOTEL AND CASINO

3801 LAS VEGAS BOULEVARD SOUTH

LAS VEGAS, NV 89109

This ticket must be presented at the door for entrance to the meeting.

Stockholder Name:

☐ WITH SPOUSE/SIGNIFICANT OTHER	☐ WITHOUT SPOUSE/SIGNIFICANT OTHER

Stockholder Address:

(Please Print)

Agenda

1:	To elect a Board of Directors; and

2:	To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2010.

HOUSEHOLDING

If you would like to provide the consent requested below, please sign and date this consent and return it with your proxy card in the postage paid envelope we have provided.

In the future, the Company will send only one Annual Report and one Proxy Statement or notice of availability of these materials to stockholders who have consented and who share a single address.  This is known as “householding.” However, if a registered stockholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement, he or she may contact the Company at Attn: Corporate Secretary, Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109.  Registered stockholders who receive multiple copies of the Company’s Annual Report or Proxy Statement or notice of availability of these materials may request householding by contacting the Company.

By signing below, the undersigned is consenting to delivery of only one Annual Report and one Proxy Statement or notice of availability of these materials to the undersigned’s address.  The consent will remain effective until revoked in the manner described above.  In the event that undersigned revokes such consent, the Company will send individual copies to each stockholder at the undersigned’s address within thirty days after the revocation of such consent.

In the case of joint owners, each should sign.

Name:*	Name:*

Title:**	Title:**

Signature:	Signature:

Date:	Date:

* The name of the registered holder(s) of the corresponding shares of stock.

** If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.